Exhibit 99.1

Portola Pharmaceuticals Announces Phase 3 ANNEXA™-A Study of

Andexanet Alfa and Eliquis (Apixaban) Met Primary and Secondary Endpoints with High Statistical Significance

— Detailed Data Showing Andexanet Alfa Significantly Reversed Anticoagulation Activity of Factor Xa Inhibitor Eliquis To Be Featured at American Heart Association’s “Clinical Science: Special Reports” Session on November 17 —

South San Francisco, Calif. (October 1, 2014) – Portola Pharmaceuticals (Nasdaq: PTLA) today announced that its first Phase 3 study of andexanet alfa, a potential universal Factor Xa inhibitor antidote and U.S. Food and Drug Administration-designated breakthrough therapy, met its primary and secondary endpoints with high statistical significance. Andexanet alfa was well tolerated with no serious adverse events reported. Top-line efficacy data from the first of two ANNEXA-A (Andexanet Alfa a Novel Antidote to the Anticoagulant Effects of fXA Inhibitors – Apixaban) studies demonstrated that an intravenous (IV) bolus of andexanet alfa immediately and significantly reversed the anticoagulation activity of Bristol-Myers Squibb Company (NYSE: BMY) and Pfizer Inc.‘s (NYSE: PFE) direct Factor Xa inhibitor Eliquis (apixaban).

Detailed data will be presented as an oral presentation during the “Clinical Science: Special Reports” session at the American Heart Association 2014 Scientific Sessions on Monday, November 17, 2014, at 8:28 a.m. Central Time.

“Andexanet alfa represents a potential important advance to the field of anticoagulation for Factor Xa inhibitor patients who suffer a major bleeding event or those requiring emergency surgery,” said William Lis, chief executive officer of Portola. “Factor Xa inhibitors have demonstrated a safety advantage compared with older anticoagulants, but the number of patients on these newer drugs who are admitted to the hospital with a major bleed is growing due to their widespread adoption. To address this critical need, our goal is to advance andexanet alfa to the market as quickly as possible under the FDA breakthrough therapy designation.”

“These highly statistically significant Phase 3 ANNEXA-A data demonstrate that andexanet alfa has the potential to be the first agent approved as a universal Factor Xa inhibitor antidote. We anticipate filing a Biologics License Application with the FDA for Accelerated Approval at the end of 2015,” said John T. Curnutte, M.D., Ph.D., executive vice president of research and development for Portola. “We expect to report additional data this year and next with other Factor Xa inhibitors, including rivaroxaban, edoxaban, betrixaban and enoxaparin.”

ANNEXA-A Study Design and Results

The randomized, double-blind, placebo-controlled Phase 3 ANNEXA-A studies are evaluating the safety and efficacy of andexanet alfa in reversing Eliquis-induced anticoagulation in older healthy volunteers. Efficacy is being evaluated using biomarker endpoints, including anti-Factor Xa levels as the primary endpoint. Secondary endpoints include levels of plasma unbound (free fraction) of Eliquis and thrombin generation. In the first ANNEXA-A study, reported today, 33 older healthy volunteers were given Eliquis 5 mg twice daily for four days and then randomized in a 3:1 ratio to andexanet alfa administered as a 400 mg IV bolus or to placebo. The study met its primary and secondary endpoints with high statistical significance. Results showed that andexanet alfa immediately and significantly reversed the anticoagulation activity of Eliquis.

In the second ANNEXA-A study, 32 healthy volunteers will be given Eliquis 5 mg twice daily for four days and then randomized in a 3:1 ratio to andexanet alfa administered as a 400 mg IV bolus followed by a continuous infusion of 4 mg/min for 120 minutes or to placebo. These data are expected in early 2015.

About the Andexanet Alfa Clinical Development Program

Portola is evaluating andexanet alfa in Phase 3 ANNEXA™ (Andexanet Alfa a Novel Antidote to the Anticoagulant Effects of fXA Inhibitors) registration studies — ANNEXA-A with Bristol-Myers Squibb Company (BMS) and Pfizer Inc.‘s direct Factor Xa inhibitor Eliquis (apixaban) and ANNEXA-R with Bayer HealthCare and Janssen’s direct Factor Xa inhibitor XARELTO® (rivaroxaban). ANNEXA-E with Daiichi Sankyo’s direct Factor Xa inhibitor edoxaban is expected to begin in 2015. These randomized, double-blind, placebo-controlled studies are designed to evaluate the safety and efficacy of andexanet alfa in reversing the anticoagulation activity of each Factor Xa inhibitor rapidly after an IV bolus and sustaining that effect through a continuous infusion. These studies are designed to support the Company’s BLA filing for Accelerated Approval. As part of the Accelerated Approval process, a Phase 4 confirmatory patient study evaluating clinical outcomes with andexanet alfa is planned.

Results from three separate Phase 2 proof-of concept studies with Eliquis, XARELTO® and enoxaparin, a low molecular weight heparin and indirect Factor Xa inhibitor, in healthy volunteers demonstrated that andexanet alfa immediately reversed the anticoagulation activity of each Factor Xa inhibitor and that the reversal could be sustained. Andexanet alfa has been shown to be well tolerated in Phase 1 and 2 clinical studies, which have included more than 100 healthy volunteers, with no thrombotic events or antibodies to Factor Xa or Factor X observed.

A Phase 2 proof-of-concept study with edoxaban is ongoing, and a Phase 2 proof-of-concept study with Portola’s Factor Xa inhibitor betrixaban is planned.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing its three wholly-owned programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success of its potentially life-saving therapies. Portola’s partnered programs are focused on developing selective Syk inhibitors for inflammatory conditions.

Betrixaban

Portola’s wholly-owned, oral, once-daily Factor Xa inhibitor betrixaban is being evaluated in the only biomarker-based Phase 3 study for hospital-to-home prophylaxis of venous thromboembolism (VTE) in acute medically ill patients. Betrixaban’s distinct properties may have the potential to allow the agent to demonstrate efficacy without the significant increase in the rate of major bleeding that was seen in this patient population with other Factor Xa inhibitors. If approved, betrixaban could be the first anticoagulant for both hospital and post-discharge VTE prophylaxis and the standard of care in this large market of more than 20 million patients in the G7 countries alone.

Andexanet Alfa

Andexanet alfa, a recombinant modified Factor Xa molecule, has the potential to be a first-in-class antidote to reverse the effects of Factor Xa inhibitors in patients who suffer a major bleeding episode or who require emergency surgery. Andexanet alfa has been designated as a breakthrough therapy by the FDA. Portola has entered into Phase 3 clinical collaboration agreements with all of the manufacturers of direct Factor Xa inhibitors – Bristol-Myers Squibb and Pfizer (Eliquis [apixaban]), Bayer HealthCare and Janssen Pharmaceuticals (XARELTO® [rivaroxaban]), and Daiichi Sankyo (edoxaban) – while retaining all commercial rights to andexanet alfa. The Company is currently evaluating andexanet alfa in the Phase 3 ANNEXA™ (Andexanet Alfa a Novel Antidote to the Anticoagulant Effects of fXA Inhibitors) registration studies.

Cerdulatinib* (PRT2070)

Portola’s product candidate in the area of hematologic cancer, cerdulatinib, is an orally available molecule that uniquely inhibits two validated tumor proliferation pathways – spleen tyrosine kinase (Syk) and janus kinase (JAK). It is currently being evaluated in a Phase 1/2 proof-of-concept study in patients with B cell leukemias or lymphomas with a focus on genetically-defined subtypes, as well as in patients who have failed therapy due to relapse or acquired mutations.

Forward-looking statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Portola’s plans for future clinical studies and pursuit of an accelerated approval process for andexanet alfa, anticipated growth in the market for anticoagulants, clinical trial cost, design and timing, and the potential efficacy, safety and activity of Portola’s product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Portola’s estimates regarding its ability to initiate and/or complete its clinical trials; the success of Portola’s clinical trials and the demonstrated efficacy of Portola’s product candidates thereunder; the accuracy of Portola’s estimates regarding its expenses and capital requirements; Portola’s ability to manufacture andexanet alfa; regulatory developments in the United States and foreign countries; Portola’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Portola’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Portola undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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*Cerdulatinib is a proposed International Nonproprietary Name (pINN).

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